Exhibit 10.36

HOTEL MANAGEMENT AGREEMENT

(Santa Barbara, California)

between

PRITZKER REALTY GROUP, L.P.,

an Illinois limited partnership

and

HDG ASSOCIATES,

an Illinois general partnership

DATED: July 1, 2000

7.2	Working Capital	16
7.3	Title	16

ARTICLE VIII Insurance		17
8.1	Insurance to be Maintained by Owner	17
8.2	Coverage	18
8.3	Policies and Endorsements	18
8.4	Waiver of Subrogation	19
8.5	Insurance Claims	19

ARTICLE IX Damage and Condemnation		19
9.1	Damage to or Destruction of the Hotel	19
9.2	Condemnation	20

ARTICLE X Assignment		21
10.1	Assignment by PRG	21
10.2	Assignment by Owner	22

ARTICLE XI Default		22
11.1	PRG Defaults	22
11.2	Owner Defaults	23
11.3	Curing Defaults	23
11.4	Remedies	23

ARTICLE XII Notices		24

ARTICLE XIII General		25
13.1	Third Party Beneficiaries	25
13.2	Counterparts	25
13.3	Entire Agreement	25
13.4	Amendments	25
13.5	Brokers	25
13.6	Successors and Assigns	25
13.7	Headings	25
13.8	Governing Law	26
13.9	Interest on Overdue Sums	26
13.10	Approvals	26
13.11	Agency and Agency Waivers	26
13.12	Survival and Continuation	27
13.13	PRG Approvals	27
13.14	Confidentiality	27
13.15	Irrevocability of Contract	27
13.16	Non-Recourse	28
13.17	No Representation Regarding Projections	28

ii

HOTEL MANAGEMENT AGREEMENT

(Santa Barbara, California)

THIS HOTEL MANAGEMENT AGREEMENT, is made and entered into as of July 1, 2000 by and between HDG Associates, an Illinois general partnership (“Owner”), and PRITZKER REALTY GROUP, L.P., an Illinois limited partnership (“PRG”).

PRELIMINARY STATEMENT

Owner is the owner of certain real property located at 111 East Cabrillo Boulevard, Santa Barbara, California 93103 (the “Site”). Owner desires to retain PRG, as the agent for Owner, to manage and operate the Hotel, and to perform the related services herein described, upon the terms and conditions herein set forth. PRG desires to manage and operate the Hotel on behalf of Owner as herein provided.

NOW, THEREFORE, Owner and PRG hereby agree as follows:

ARTICLE I

Definitions

1.1	Definitions.

Except as herein expressly provided, and in addition to any other definitions herein contained, the following terms shall have the respective meanings as indicated below:

“Accountants” shall have the meaning set forth in Section 5.2.

“Affiliate” shall mean, with respect to any person or entity, any other person, firm, corporation, limited liability company, partnership, association, trust or other entity which, directly or indirectly, controls, is controlled by, or is under common control with, the subject entity. For purposes hereof, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, either alone or in combination with any one or more persons or entities. Accordingly (and without limiting the generality of the preceding provisions), a corporation shall be deemed under the “control” of another corporation, if a majority of the board of directors of said corporation also comprise a majority of the board of directors of the other corporation.

“Agreement” shall mean this Hotel Management Agreement and any amendments hereafter entered into between the parties.

“Annual Plan” shall have the meaning set forth in Section 3.9.

“Building(s)” shall mean all buildings and other permanent improvements constructed on the Site which shall include, without limitation, all buildings and other improvements in which are located guest rooms and suites, restaurants, lounges, and health and recreational facilities, and shall also include those hotel amenities and facilities which are permanent improvements to the Site such as swimming pools, tennis courts, and the like.

“Building Systems” shall mean any mechanical, electrical, plumbing, heating, ventilating, air conditioning and life safety equipment and systems; major laundry appliances; major kitchen appliances; elevators and escalators; pumps, filters and other pool equipment; water features and other similar systems and items of equipment installed in or upon, and affixed to, the Building, whether or not the same may be movable and whether or not removal thereof would cause damage to the Building or the Site, excluding, however, any items of FFE.

“Capital Budget” shall have the meaning set forth in Section 3.9.

“Capital Expenditures” shall mean any cost or expense incurred after the date hereof for any alterations, additions or improvements to the Building or to the Building Systems of a permanent or non-recurring nature which are incurred for the purpose of extending the useful life of the Building or the Building System in question, or to improve the efficiency or operation thereof, or to alter the appearance of the Building, or which are necessary in order to comply with applicable Legal Requirements, to maintain the structural integrity of the Building or its protection from the elements; provided, however, the term “Capital Expenditures” for purposes of this Agreement shall not include expenditures for (i) additions to or replacements of FFE except pursuant to a Refurbishing Program, or (ii) any cost or expenditure properly classified as Repair and Maintenance under generally accepted accounting principles and deducted in computing Net Income in accordance with the Uniform System (or similar line item howsoever designated in future editions of the Uniform System), or (iii) items properly categorized under generally accepted accounting principles as capital in nature but which are routine items of replacement or addition in the ordinary course of business.

“CPI” shall mean the Consumer Price Index for United States City Averages for All Urban Consumers, All Items, published from time to time by the United States Bureau of Labor Statistics (1982-84 - 100). If the CPI is discontinued or is unavailable or is substantially revised, a comparable index agreeable to Owner and PRG reflecting the changes in the cost of living or the purchasing power of the consumer dollar, published by any governmental agency or recognized authority shall be used in place thereof. Unless otherwise provided, any CPI adjustment shall reflect CPI changes from the end of the CPI reporting period next preceding the date hereof to the end of the CPI reporting period next preceding the effective date of any such adjustment.

“Default,” “ Event of Default” and “Defaulting Party” shall all have the meanings set forth in Sections 13.1 and 13.2.

“Employee Costs” shall mean the aggregate compensation, including, without limitation, salary, fringe benefits, incentive compensation, bonuses, employee performance and service awards, and other such amounts paid or payable to Hotel employees, and other employee related costs such as payroll taxes. The term “fringe benefits” shall, without limitation, include the cost of pension or profit sharing plans, workers’ compensation benefits, group life and accident and health insurance or equivalent benefits, and similar benefits available to Hotel employees by virtue of their employment.

“FFE” shall mean all fixtures, furniture, furnishings and equipment, other than Building Systems, located at the Hotel, together with all replacements therefor and additions thereto, but shall not include Operating Equipment.

“Financial Statements” shall have the meaning set forth in Section 5.3.

“Fiscal Year” shall mean the calendar year except that the first Fiscal Year hereunder shall commence on the date hereof and shall continue until the following December 31, and the last Fiscal Year hereunder shall end on the date of the expiration or earlier termination of this Agreement.

“Fiscal Year Reporting” shall mean the calendar year except that the first Fiscal Year hereunder shall commence on January 1 of the calendar year within which this Agreement is dated and shall continue until the following December 31, and the last Fiscal Year hereunder shall end on the date of the expiration or earlier termination of this Agreement.

“Force Majeure” or “Force Majeure Cause” shall mean any one or more causes beyond the reasonable control of the party whose performance is affected thereby, including casualties, war, insurrection, strikes, lock outs and governmental actions (but excluding causes which can be controlled by the expenditure of money in accordance with usual business practices).

“Gross Receipts” shall mean all revenues and income of any kind derived, directly or indirectly, from the operation of the Hotel during such period, including all revenues derived from the sale during such period of rooms, food and beverages, and rents or fees payable by tenants or concessionaires in respect of such period (but not the gross receipts of such sub-tenants or concessionaires). Without limiting the generality of the foregoing, it is the intention of the parties that the term “Gross Receipts” shall mean all amounts properly accounted for as Revenues or Total Revenues from all Operated Departments in accordance with the Uniform System. Notwithstanding the foregoing, there shall be excluded in determining Gross Receipts for any period the sum of (i) any sales, excise or occupancy taxes actually collected during such period in accordance with applicable law from guests or patrons of the Hotel and either remitted, or required to be remitted, to appropriate taxing authorities; (ii) amounts collected from guests or patrons of the Hotel on behalf of Hotel tenants; (iii) interest earned on funds held in Operating Accounts (if any); and (iv) insurance proceeds, condemnation proceeds, financing or refinancing proceeds and the proceeds of sale of any real or personal property comprising part of the Hotel (as distinguished from the sale of merchandise, food and beverage and other consumer goods or services). Gross Receipts shall in all events include only amounts actually paid or payable to the Hotel (in cash or services), and shall not include, except as otherwise herein expressly provided, the value of any Hotel goods or services, in excess of actual amounts paid (in cash or services), provided by the Hotel on a complimentary or discounted basis.

“Hotel” shall mean the Site, the Building, the Building Systems, the FFE and the Operating Equipment, together with all other items of real and personal property at any time used in connection with the operation of the foregoing, collectively.

“Legal Requirements” shall mean any provision of law, including, without limitation, any statute, ordinance, regulation, rule, award or order of any governmental agency or tribunal having jurisdiction over the Hotel or its operations.

“Lender(s)” shall mean any person or entity providing financing for the development, construction, furnishing, equipping or operation of the Hotel, or to refinance any financing obtained for any of the foregoing purposes, and any of its successors or assigns.

“License Agreement” shall mean that certain License Agreement dated May 26, 1993 between Radisson Hotels International, Inc. and Owner relating to Radisson’s licensing of certain property to Owner in connection with the Hotel’s operations, or any substitutions or replacements thereof.

“Management Fees” shall have the meaning set forth in Section 4.1, and shall include the proceeds of any business interruption insurance required to be paid to PRG with respect to lost Management Fees.

“Operating Accounts” shall mean the bank accounts (including the Reserve Fund, except where the context otherwise requires) into which all funds received from the management and operation of the Hotel, and all Owner contributions to Hotel working capital, shall be deposited, and from which PRG shall pay Hotel costs and expenses.

“Operating Equipment” shall mean linens, china, glassware, silverware, uniforms and the like, excluding FFE.

“Operating Forecast” shall have the meaning set forth in Section 3.9.

“Operating Period” shall mean the period from the date hereof to the expiration or earlier termination of this Agreement.

“Operating Standard” shall mean at any given time, the standard of construction, furnishing and equipping and operation of upscale hotels, including operation of the Hotel on a seven-day-a-week, twenty-four-hour-a-day basis, and also including compliance with all standards, specifications, operating procedures and other requirements promulgated by PRG, and by the franchisor or licensor for the operation and marketing of the Hotel, from time to time, as contained in the License Agreement.

“Refurbishing Program” shall mean (i) any program for replacement of or additions to a major portion of Hotel FFE as part of a program to renovate a block of not less than forty (40) guest rooms and suites; (ii) any program of replacement of carpeting, furnishings, fixtures or wall coverings in twenty-five percent (25%) or more of the Hotel public space, such as lobbies, guest room corridors, restaurants, banquet and meeting rooms and pre-function areas; or (iii) any material change in theme of any Hotel restaurant.

“Reserve Fund” shall have the meaning set forth in Section 3.11.

“Successor Manager” shall mean any person, firm, corporation, company or other entity (including Owner or any Affiliate of Owner) designated by Owner as the manager and operator of the Hotel to succeed PRG upon expiration or earlier termination of this Agreement.

“Term” shall have the meaning set forth in Section 2.2.

“Uniform System” shall mean the “Uniform System of Accounts for the Lodging Industry,” ninth revised edition, as adopted by the Hotel Association of New York City, Inc. and the American Hotel & Motel Association, as the same may be modified, amended, supplemented or superseded by any subsequent editions or revisions thereto.

1.2	References.

All references in this Agreement to particular sections or articles shall, unless expressly otherwise provided or unless the context otherwise requires, be deemed to refer to the specific sections or articles in this Agreement. In addition, the words “hereof,” “herein,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular section or article.

1.3	Pronouns.

All pronouns and variations thereof used herein shall, regardless of the pronoun actually used, be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person, persons or entity may, in the context in which such pronoun is used, require.

ARTICLE II

Appointment of Manager and Term

2.1	Appointment of Manager.

Owner hereby appoints PRG as the sole and exclusive agent for Owner to supervise, direct, control, manage and operate the Hotel for the Term, subject to, and in accordance with, the terms and provisions of this Agreement. PRG hereby accepts said appointment and agrees to supervise, direct, control, manage and operate the Hotel during the Term strictly in accordance with the terms and conditions herein set forth. In the performance of its duties and obligations hereunder, PRG agrees that it shall at all times manage and operate the Hotel for the account and benefit of Owner in a business-like and efficient manner, and in accordance with all terms and provisions of this Agreement, offering the level of quality of guest amenities and services consistent with the Operating Standard subject in all respects to the terms and provisions of this Agreement.

2.2	Term.

The Term of this Agreement shall commence on the date hereof and shall continue until 11:59 p.m. (local time at the Hotel) on December 31 of the year in which the tenth (10th) anniversary of the date hereof shall occur, unless this Agreement shall be sooner terminated as herein provided (the “Initial Term”).

Thereafter, the Term automatically shall be extended for terms of one (1) year (such term resulting from the extensions being herein referred to as a “Renewal Term”) which shall commence upon the expiration of the Initial Term and each Renewal Term thereafter; provided that the Term shall not be extended if either party hereto shall provide written notice of its election not to extend the Term, at least ninety (90) days prior to the expiration of the Term. The terms and provisions of this Agreement shall be applicable to the management and operation of the Hotel by PRG during the Initial Term and each Renewal Term.

For purposes hereof, the “ Term” of this Agreement shall mean the Initial Term together with each Renewal Term, if, as and when in effect.

ARTICLE III

Operating

3.1	Operating Authority in General.

PRG shall permit the use of the Hotel only for its intended purpose as a hotel meeting the Operating Standard and for those other activities which are customary and usual in connection with such an operation, and shall not use the Hotel for any other purpose. In the performance of its duties and responsibilities hereunder, PRG shall have the sole right and authority, as agent for Owner, to direct, manage and control all aspects of the management and operation of the Hotel, in the discretion of PRG, consistent with its duties and responsibilities hereunder and the standards of operations herein set forth, including, without limitation, the right and power to negotiate and enter into such reasonable contracts (including, without limitation, collective bargaining agreements and other labor or employment contracts) as may be reasonably necessary or advisable in connection with the operation of the Hotel, the right to determine the terms of admittance, charges for rooms, charges for entertainment, food and beverage, labor policies (including wage rates and fringe benefits and other items comprising Employee Costs) and all phases of promotion and publicity relating to the Hotel, and otherwise to do and perform all such acts and things as may be reasonably necessary or desirable to fulfill its express duties and obligations hereunder, all subject to, in accordance with, and as may be limited by, the express terms and provisions of this Agreement. It is the intention of the parties that PRG shall have full operating discretion and authority except as expressly limited or restricted by the terms of this Agreement.

3.2	Specific Covenants. Duties and Obligations of PRG.

In addition to each of the other covenants, duties and obligations of PRG hereunder, and in addition to its general obligations regarding the management and operation of the Hotel as set forth in Section 3.1, PRG hereby agrees, throughout the Term, that it shall (and shall have full right and authority to), subject in all events to the availability of adequate funds in the Operating Accounts and subject to the overall standard of skill, care and diligence set forth in Section 2.1:

(a) Establish rates for Hotel usage including room rates for individuals and groups, charges for room service, food and beverage and for use of recreational or other guest facilities or amenities at the Hotel. The Hotel general manager shall have the right, in his/her discretion, to grant discounted or complimentary rooms, food, beverage or other hotel services when he/she reasonably deems the same to be in the best business interests of the Hotel and generally in accordance with industry standards regarding the same.

(b) Establish and maintain a sound system of accounting and record keeping, with adequate systems of internal accounting controls. In addition to the foregoing, PRG shall develop and implement an appropriate records management and retention system providing for the maintenance and storage of records as required by applicable provisions of law, and as are reasonably consistent with prudent business practices.

(c) Take good care of the Hotel and use reasonable efforts to maintain the same in good condition and repair throughout the Term including all portions of the Building, Building Systems, FFE and Operating Equipment, all in accordance with maintenance programs established by PRG from time to time, subject, in all respects, to ordinary wear and tear, to the limitations on Capital Expenditures herein set forth, and to Force Majeure Causes. In connection with the foregoing, PRG shall arrange for all maintenance and service contracts reasonably necessary for the maintenance and protection of the Hotel, and its various parts, including, without limitation, elevator maintenance, extermination services, trash removal, fuel supply and utility services.

(d) Upon request of Owner from time to time, deliver to Owner copies of all employee policies and procedures, including, without limitation, copies of employee manuals and handbooks, in effect at the Hotel.

(e) Pay all bills and invoices for the Hotel other than debt service, real estate taxes and insurance premiums. Notwithstanding the foregoing, both PRG and Owner shall have the right, upon prior written notice to the other, to contest any real estate taxes or other impositions relating to the Hotel by appropriate proceedings conducted in good faith and with due diligence, the cost of which shall be a Hotel expense and paid from the Operating Accounts.

(f) As agent for Owner, enforce the rights of Owner under any leases, licenses or concession agreements with respect to the Hotel, and provide for the benefit of all tenants, licensees or concessionaires those Hotel services required to be provided by Owner as landlord thereunder. Without limiting the generality of the foregoing, PRG shall use commercially reasonable efforts to collect all rents from tenants, licensees and concessionaires, and shall deposit the same in the Operating Accounts.

(g) Adopt and implement appropriate credit policies and procedures, including policies regarding the acceptance of credit cards, but PRG shall in no event be deemed a guarantor of the credit of any guest, patron, travel agent or credit card company.

(h) On behalf of Owner, collect, account for and remit promptly to proper governmental authorities all applicable excise, sales and use taxes or similar governmental charges collected by the Hotel directly from patrons or guests such as gross receipts, admission, cabaret, use or occupancy taxes, or similar or equivalent taxes, subject to the collectibility thereof from such patrons or guests.

(i) Keep the Hotel fully stocked and equipped with all necessary inventories of food, beverages and other consumables, and Operating Equipment.

(j) In all matters relating to the management and operation of the Hotel, perform Owner’s duties and obligations under the License Agreement and perform all duties and obligations imposed on the Hotel manager under the License Agreement.

3.3	Hotel Employees.

As agent for Owner, PRG shall select, appoint and supervise all personnel for the proper operation, maintenance and security of the Hotel and in order to enable PRG to perform its duties and obligations under this Agreement. All employees of the Hotel shall be the employees of Owner and PRG may reimburse itself out of the Operating Accounts for all Employee Costs it may incur on behalf of Owner. PRG shall have the sole and exclusive right and authority to direct Owner’s Hotel employees, and to hire, promote, demote, transfer in or transfer out, discipline, suspend or terminate any and all Owner’s Hotel employees.

3.4	Limitations on PRG’s Authority.

Notwithstanding anything herein contained to the contrary and in addition to any other limitations and restrictions herein contained, the following provisions shall constitute limitations and restrictions on the rights or authority of PRG hereunder:

(a) Except for an “Excluded Transaction,” and subject to the provisions of this Agreement regarding contracts with PRG Affiliates, PRG shall not, without the consent of Owner, enter into any contract or other arrangement (or series of related contracts or arrangements) if the expenditures thereunder would, or are reasonably anticipated to, exceed One Hundred Thousand Dollars ($100,000) (subject to CPI adjustment) in the aggregate, or if the non-cancelable term of such contract is in excess of one (1) year. For purposes hereof, the term “Excluded Transaction” shall mean (i) collective bargaining agreements; (ii) individual employment or compensation arrangements so long as the same (other than fringe benefit programs) do not involve a non-cancelable term in excess of one (1) year; (iii) expenditures from the Reserve Fund to the extent the same may be made by PRG without Owner approval in accordance with Section 3.13; (iv) expenditures incident to the booking of rooms, food and beverage and other Hotel business entered into in the ordinary course of business; and (v) contracts or expenditures reasonably required in order to protect life, health, safety or property in cases of emergency or casualty. Any and all contracts or other arrangements with Owner or the predecessor manager in effect on the date hereof are hereby approved by Owner for purposes of the consent required under this paragraph.

(b) PRG shall not take any action which, under the terms of this Agreement, is prohibited or requires the approval of Owner except with the express written approval of Owner.

(c) PRG shall not lease or grant any concessions for any Hotel operations, any restaurant or food service operations, or for any other commercial operation in or about the Hotel, except with the prior written approval of Owner.

(d) PRG shall not take any action, or fail to take any action, that would cause, or with the passage of time cause, Owner to be in default under the License Agreement.

3.5	Force Majeure.

Anything in this Agreement to the contrary notwithstanding, PRG shall be excused from its obligations to operate the Hotel in conformity with the Operating Standard, and in conformity with its obligations hereunder (1) to the extent and whenever PRG shall be prevented from compliance with such standard by reason of the occurrence of a Force Majeure Cause; (ii) to the extent of any breach by Owner of any provision hereof; or (iii) to the extent and wherever there is herein provided a limitation on PRG’s abilities to expend fund in respect of the Hotel when failure to expend such funds shall reasonably prevent PRG from meeting the Operating Standard or its obligations hereunder.

3.6	Purchasing.

During the Operating Period, PRG shall arrange for the purchase of all Operating Equipment, consumables and inventories, and replacements of and additions to FFE, subject to and in compliance with all of the provisions of this Agreement. All such purchases shall be made at competitive prices and terms, and in arm’s length transactions.

3.7	Legal Requirements.

Throughout the Term, PRG shall operate the Hotel in compliance with all applicable laws and all governmental regulations, orders, standards and requirements, and in accordance with the rules, regulations or orders of any agency or instrumentality establishing life safety or fire safety standards applicable to the Hotel, subject in all respects to the standard of care, skill and diligence herein set forth. In addition, Owner shall apply for and obtain, in Owner’s name or, if required by applicable law, in PRG’s name, or both, and shall keep in force any and all licenses or permits required for the operation of the Hotel and its related facilities exclusive of permits (such as certificates of occupancy) relating to the Hotel’s structure which shall be the responsibility of Owner. To the extent required in order to obtain licenses or permits, PRG agrees to cooperate in all reasonable respects including, without limitation, preparation and execution of permit applications required to be applied for by Owner, execution of necessary consents, providing necessary information regarding PRG, and submitting to requirements of local police and governmental officials regarding specialized licenses such as liquor licenses.

3.8	Operating Accounts.

PRG shall establish one or more Operating Accounts in a bank or banks designated by Owner (which may include any banks acting as a Lender), and shall also maintain reasonable sums on hand at the Hotel in house banks and petty cash funds to meet cash needs of Hotel operations. All such Operating Accounts shall be maintained in the name of PRG as agent for Owner, and all funds deposited therein shall be the sole property of Owner. All monies advanced to PRG as working capital by Owner, shall be deposited in the Operating Accounts, together with all monies received by PRG from the operations of the Hotel. PRG shall pay out of the Operating Accounts, to the extent of available funds therein from time to time, all costs and expenses incurred in connection with the operation of the Hotel, and all other amounts required or permitted to be paid by PRG in the performance of its duties and obligations hereunder. Checks or other documents of withdrawal drawn upon the Operating Accounts shall be signed exclusively by representatives of PRG or Hotel employees designated by PRG, as agent for Owner. All persons drawing on such accounts shall be bonded. Although Owner may grant security interests in the Operating Accounts to secure the obligations of Owner to Lenders, all such security interests shall be subject to the rights and authority of PRG hereunder so as to ensure the uninterrupted operation of the Hotel and the payment of all costs and expenses of its operation whenever arising.

PRG shall have the right to maintain advance bookings deposits, for both individual and group business, in one or more segregated, interest-bearing bank accounts (which shall constitute one of the Operating Accounts) maintained solely for the receipt of such advance deposits. Funds, with interest earned, if any, shall be removed from the segregated bank account and deposited in the regular Operating Accounts of the Hotel at such time as the deposit is earned by the Hotel, or, if appropriate, for the purpose of making refunds to persons or entities entitled thereto. Until advance deposits are transferred to the ordinary Operating Accounts, amounts in the segregated account shall not be deemed part of the working capital of the Hotel nor shall the receipt thereof constitute Gross Receipts.

3.9	Annual Plan.

(a) As soon as the same are available, but in any event prior to December 1 of each calendar year during the Term, PRG will prepare and submit to Owner (i) PRG’s forecast of Hotel operations for the ensuing calendar year including estimates of revenues and operating expenses and the assumptions underlying the same; (ii) a budget of Capital Expenditures for the ensuing calendar year, and, shall be supplemented with such additional detailed information as Owner may reasonably request. The materials described in clause (i) above are herein collectively referred to as the “Operating Forecast,” the budgets referred to in clause (ii) above are herein referred to as the “Capital Budget” and the Operating Forecast and Capital Budget are collectively referred to as the “Annual Plan.”

(b) All items of expenditure contained in the Operating Forecast and the Capital Budget shall be subject to approval of Owner; provided, however, Owner shall not withhold its approval for any expenditures which are reasonably necessary, in nature or amount, to enable the Hotel to continue operation in accordance with the Operating Standard.

(c) Owner agrees that it shall promptly review all Operating Forecasts and Capital Budgets submitted to it, and PRG agrees that it shall provide Owner with such additional and supplemental information with respect thereto as shall be reasonably available to PRG and which may be prepared or compiled without unreasonable delay, expense or interruption of normal operations.

(d) From time to time (but not more frequently than quarterly) during any Fiscal Year Reporting, if PRG anticipates that revenues shall be lesser or expenditures shall be greater than those forecasted or budgeted, PRG shall advise Owner thereof and shall, if PRG deems it appropriate, submit revisions to the then applicable Capital Budget for Owner approval and an updated Operating Forecast for review and discussion with Owner, but no such updated Operating Forecast shall be subject to the approval process described above. The necessity for an amendment to a Capital Budget, or a revision to an Operating Forecast, shall not be deemed an Event of Default by PRG hereunder.

3.10	Legal Proceedings.

Legal proceedings arising in the ordinary course of business of the Hotel, such as collections, enforcement of contracts and proceedings against Hotel guests or commercial tenants for amounts due, may be instituted by PRG in its name, as agent hereunder, using counsel designated by PRG. In addition, PRG shall have the right to defend, through counsel designated by it, legal proceedings brought against PRG resulting from the operation of the Hotel, or legal proceedings arising in the ordinary course of business against the Hotel such as guest claims for loss of property or injury to persons and claims relating to employment or application for employment at the Hotel. No actions shall be brought or defended in Owner’s name without Owner’s consent and without the use of counsel designated or approved by Owner. All claims against Owner or PRG arising out of the management or operation of the Hotel which are covered in whole or in part by insurance shall be forwarded by PRG to the appropriate insurer. Legal proceedings relating to the operation of the Hotel of other types or of a non-recurring nature not in the usual and ordinary course of business, and the defense of any such actions against the Hotel, shall require Owner’s approval of the proceedings and of counsel designated for the prosecution or defense thereof. If requested by Owner, PRG shall supervise such legal proceedings and furnish Owner from time to time, upon request, with status reports with respect thereto. Owner and PRG shall cooperate with each other in such legal proceedings. The costs of all legal proceedings relating to the Hotel, whether incurred by Owner or PRG, inclusive of damages, awards, fines and penalties, if any, shall be expenses of the Hotel.

3.11	Reserve Fund.

PRG shall establish and maintain an interest-bearing account of a type and with an institution approved by Owner (the “Reserve Fund”) to cover the cost of (i) additions to and replacements of FFE and other items properly categorized under generally accepted accounting principles as capital in nature but not constituting Capital Expenditures as herein defined (other than in connection with a Refurbishing Program); (ii) lease payments for FFE replacements after the date hereof pursuant to equipment leases approved by Owner; and (iii) Capital Expenditures approved by Owner in connection with approval of a Capital Budget including Refurbishing Programs. PRG shall have the right to withdraw funds from the Reserve Fund for the payment of any of the aforesaid amounts; provided, however, no such amounts shall be withdrawn with respect to Capital Expenditures referred to in clause (iii) above, except pursuant to and in accordance with an approved Capital Budget as provided in Section 3.9 above. During the Term, PRG shall transfer into the Reserve Fund from the Operating Accounts, on a monthly basis, an amount equal to a percentage of the Gross Receipts for each calendar month for each Fiscal Year hereunder, such percentage to be determined annually by agreement between Owner and PRG and in the absence of such agreement the percentage shall be five percent (5%) per annum. All interest earned on funds on deposit from time to time in the Reserve Fund shall remain in, and become part of, the Reserve Fund. In the event of the occurrence of any casualty or other event resulting in the receipt by Owner or the Hotel of business interruption insurance proceeds, a portion of such proceeds which represents the amounts which would otherwise have been deposited to the Reserve Fund had such casualty or other event not occurred, shall, upon receipt of such proceeds, be deposited therein by Owner (or by PRG on behalf of Owner). All funds at any time on deposit in the Reserve Fund shall be the property of Owner, and shall be returned to the full control of Owner on expiration or earlier termination of this Agreement, it being understood and agreed, however, that during the Term the Reserve Fund shall constitute one of the Operating Accounts and be subject to all of the terms and provisions applicable thereto as set forth in Section 3.8 above.

3.12	Distributions to Owner.

Contemporaneously with furnishing the monthly statement for each calendar month pursuant to Section 5.3 hereof, PRG shall remit to Owner out of the Operating Accounts the amount (“Owner’s Remittance Amount”) as set forth in the Annual Plan or, in the absence of the Owner’s Remittance Amount being set forth in the Annual Plan, such amount as PRG shall deem advisable with consideration being given to the amount then reasonably required to be maintained in the Operating Accounts (after withdrawal of the Management Fee and other amounts due to PRG hereunder and the amounts required to be deposited to the Reserve Fund) in order to carry on the uninterrupted operation of the Hotel in accordance with the Operating Standard and in order to enable PRG to perform its obligations hereunder. Each remittance shall be paid to Owner at Owner’s address then in effect for receipt of notices hereunder, or at such other place as Owner may, from time to time, designate in a notice to PRG.

3.13	License Agreement.

In the event any terms or conditions in this Agreement are inconsistent with or conflict with the terms or conditions of the License Agreement, the terms of the License Agreement shall control. In the event any reporting obligations imposed on PRG hereunder are comparable to those required under the License Agreement, PRG shall be deemed to have satisfied the reporting obligation hereunder by preparing the reports required under the License Agreement.

ARTICLE IV

Management Fees and Reimbursements

4.1	Management Fees.

For the services to be rendered by PRG hereunder, Owner agrees to pay to PRG a management fee (the “Management Fee”) equal to four percent (4%) of the annual Gross Receipts for each Fiscal Year.

4.2	Time and Manner of Payment.

With respect to any Fiscal Year and each calendar month included therein, the Management Fee shall be payable in monthly installments of the respective amounts hereinafter provided, which monthly installments shall be paid by PRG withdrawing the same from the Operating Accounts at any time after PRG shall furnish to Owner the unaudited financial statement for such calendar month pursuant to Section 5.3 hereof.

If for any Fiscal Year, the aggregate amount of the monthly installments paid to PRG on account of the Management Fee shall be more or less than the Management Fee payable for such Fiscal Year based upon the final determination of Gross Receipts for such Fiscal Year as reflected in the financial statement for such Fiscal Year then, by way of year end adjustment, within ninety (90) days after the delivery of such financial statement to Owner, PRG shall pay into the Operating Accounts the amount of such overpayment or withdraw from the Operating Accounts the amount of any such underpayment.

4.3	Reimbursements.

In addition to the Management Fees, and any other amounts required to be paid to PRG in accordance with the express provisions of this Agreement, Owner shall reimburse PRG as follows: (i) for all Employee Costs with respect to any employees of the Hotel, if any; (ii) out-of-pocket expenses incurred by PRG in managing the Hotel or managing or supervising any Refurbishing Program; and (iii) travel and other reasonable out-of-pocket expenses of PRG’s staff when assigned to full-time duty at the Hotel (for the period of such assignment) or when traveling for the benefit of the Hotel. Reimbursements for the aforesaid shall be made on a periodic basis as costs are incurred, and may be paid by withdrawal by PRG of the required amounts from the Operating Accounts. The reimbursements provided for in this Section 4.3 shall include only direct out-of-pocket expenses and not any general overhead, and shall be allocated to the Hotel on a direct pass through basis, without mark up or profit.

4.4	Tax on Reimbursements.

In the event and whenever PRG shall be subject to any tax, irrespective of its designation (including a fee, charge or other imposition for the issuance of a license, permit or the privilege to conduct a business or occupation), imposed, levied or assessed by any governmental agency or instrumentality (other than income and corporate franchise taxes) measured, in whole or in part, by reference to reimbursements to PRG for compensation, employment taxes, fringe benefits paid or payable hereunder, then, and in any such event, Owner will indemnify and hold PRG harmless from and against any and all liability for such tax or taxes to the extent so measured. Any payments made by Owner in this connection shall be paid from the Operating Accounts. At Owner’s request, PRG will resist, by appropriate proceedings, any liability for any tax which is the subject of the foregoing indemnification, in which case all costs and expenses (including, without limitation, attorneys’ fees) incurred by PRG in resisting or defending itself against such liability shall be deemed a Hotel expense payable from the Operating Accounts.

ARTICLE V

Books and Records and Reporting

5.1	Books and Records.

PRG shall keep full and adequate books of account and other records reflecting the results of the operation of the Hotel. Such books and records shall, at all times, be kept in all material respects in accordance with the Uniform System, the requirements of the License Agreement and shall be retained at all times at the Hotel. The financial records of the Hotel shall be and remain the property of Owner, shall be available for inspection and copying by Owner and by representatives of Owner at all reasonable times upon reasonable advance notice to PRG, provided such inspections shall be carried out in a manner which will minimize disruption to Hotel operations. Hotel books and records shall not be destroyed or otherwise disposed of without the prior written consent of Owner except pursuant to PRG’s records retention programs and policies.

5.2	Audits.

On an annual basis, and as soon as reasonably practicable after the end of each Fiscal Year (but in no event later than ninety (90) days after the end of such Fiscal Year), at Owner’s request, PRG shall cause an audit of the books and records of the Hotel to be performed by a firm of independent certified public accountants of recognized standing in the hotel industry (“Accountants”) selected by PRG and reasonably satisfactory to Owner. In connection therewith, PRG shall make available to the Accountants all books and records of the Hotel which may be requested by the Accountants and shall otherwise cooperate in all reasonable respects in connection with the performance of the audit. The audit shall be conducted in accordance with generally accepted auditing standards, and shall include such tests of the accounting systems and books and records of the Hotel as the Accountants shall deem necessary in order to render an unqualified opinion on the financial statements of the Hotel on the basis of accounting as required by this Agreement. Preliminary work in preparation for the annual audit shall be performed by PRG, and all closing entries and adjustments shall be made and the books and records otherwise made available to the Accountants for inspection and auditing, not later than one hundred twenty (120) days following the end of each Fiscal Year.

5.3	Reports.

Throughout the Term (and also after expiration or earlier termination of the Term as to any period ending prior to the expiration or earlier termination thereof), PRG shall deliver or cause to be delivered to Owner the following financial statements and reports (all of which shall conform to the books and records of the Hotel):

(a) Monthly, within forty-five (45) days following the end of each calendar month, (i) a report on the results of operations of the Hotel showing, in reasonable detail, Gross Receipts for such month and for the fiscal period then ended by department, and the amount of Management Fee earned and accrued for the fiscal period then ended, (ii) an accounting with respect to the Reserve Fund showing the amount deposited therein during the fiscal period then ended, the amounts withdrawn therefrom during such period and a statement, in reasonable detail, showing the purpose or purposes for which such withdrawals were made, (iii) a comparison of the results of operations for the Hotel for the fiscal period then ended with the Operating Forecast and with the comparable period in the prior Fiscal Year (if available), and (iv) a statement of all Capital Expenditures made for such fiscal period and a comparison thereof with the approved Capital Budget.

(b) Annually, (i) complete financial statements (the “Financial Statements”) for the Hotel for the preceding Fiscal Year, and, if requested by Owner, the opinion of the Accountants thereon based on an audit conducted by said Accountants as may be applicable pursuant to Section 5.2 above, to be delivered by PRG to Owner as soon as the same is available from the Accountants, and (ii) disclosure, in the Financial Statements, in reasonable detail of all Management Fees, and any other material amounts paid or payable to PRG with respect to the preceding Fiscal Year.

(c) From time to time, as requested by Owner (but not more frequently than quarterly), a report of advance bookings for all future periods for which advance bookings have been accepted.

The Financial Statements delivered pursuant to subsection (b) above, and all information contained therein, shall be binding and conclusive on the parties hereto unless, within sixty (60) days following the delivery thereof, either party shall deliver to the other party written notice of its objection thereto setting forth in reasonable detail the nature of such objection.

5.4	Meetings.

PRG agrees that it shall meet with Owner, and representatives of Owner, from time to time at the request of Owner to discuss any of the matters set forth in any of the financial or other reports delivered pursuant to Section 5.3, or otherwise to discuss matters pertaining to the operation of the Hotel.

ARTICLE VI

Indemnification

6.1	Indemnification of PRG.

To the extent PRG shall not be fully recompensed by insurance, Owner hereby agrees that it will indemnify and hold PRG (and its officers, directors, shareholders, agents, employees and Affiliates) free and harmless of and from any and all damages, liability, cost, claim or expense, including, without limitation, reasonable attorneys’ fees and expenses arising out of or in any way related to the Hotel or to the performance by PRG of its duties hereunder, other than any such damages, liabilities, costs, claims or expenses which arise out of or are attributable to PRG’s gross negligence, willful or intentional misconduct or recklessness, or breach of any provision of this Agreement (other than Section 3.7 as to which the standard shall be PRG’s gross negligence, willful or intentional misconduct or recklessness); provided, however, Owner shall have no liability hereunder to the extent PRG is reimbursed for its loss from the proceeds of insurance maintained in accordance with the provisions of Article IX, and, with respect to such coverage, PRG agrees that it will, in good faith, pursue its available insurance recoveries prior to making demand on Owner for indemnity. Amounts paid by Owner in fulfillment of its indemnification obligations under this Section 6.1 shall constitute Hotel expenses.

6.2	Indemnification of Owner.

To the extent Owner shall not be fully recompensed by insurance, PRG hereby agrees that it will indemnify, defend and hold Owner (its partners, and their respective partners, shareholders, officers, directors, agents, employees and Affiliates) free and harmless of and from any and all damages, liabilities, costs, claims or expenses, including, without limitation, attorneys’ fees and expenses arising out of or in any way relating to (i) PRG’s operations, business or conduct other than in connection with the performance of its duties hereunder; (ii) the gross negligence, willful or intentional misconduct or recklessness of PRG; or (iii) the breach of this Agreement by PRG (other than Section 3.7 as to which the standard shall be PRG’s gross negligence, willful or intentional misconduct or recklessness); provided, however, PRG shall have no liability hereunder to the extent Owner is reimbursed for its loss from the proceeds of insurance, and, with respect to such coverage, Owner agrees that it will, in good faith, pursue its available insurance recoveries prior to making demand on PRG for indemnity. Amounts paid by PRG in fulfillment of its indemnification obligations under this Section 6.2, shall not be deemed an expense of the operation of the Hotel, it being understood and agreed that such amounts shall be borne and paid for solely by PRG.

6.3	Survival.

The indemnification provisions of this Agreement as herein set forth shall survive the expiration or earlier termination of this Agreement, but shall relate solely to events occurring or matters arising during the Term.

ARTICLE VII

Specific Owner Covenants

7.1	General Covenant of Owner.

In addition to each of the other covenants and obligations of Owner herein contained, Owner hereby agrees to the following additional covenants and agreements as set forth in this Article VIII.

7.2	Working Capital.

Except as otherwise in this Agreement specifically provided, Owner shall, at all times during the Term, cause sufficient working capital funds to be on hand in the Operating Accounts to ensure (i) the timely payment of all current liabilities of the Hotel (including, without limitation, Management Fees, and each installment thereof, and all other amounts at any time payable to PRG hereunder), (ii) the uninterrupted and efficient operation of the Hotel at all times during the Term, and (iii) the performance by PRG of its other obligations hereunder. On the date hereof, Owner shall have adequate funds in the Operating Accounts, as reasonably approved by PRG, and there shall be on hand all necessary inventories of food, beverages and operating supplies. Further, Owner shall have met all applicable Legal Requirements, including, without limitation, the procurement of all liquor and other licenses required to meet such Legal Requirements.

7.3	Title.

Owner covenants throughout the Term that either Owner, or the successor or successors in interest to Owner, shall own the Hotel or have a valid and subsisting leasehold interest therein sufficient at all times to enable PRG to perform its duties and obligations hereunder in accordance with the provisions of this Agreement. Without limiting the generality of the foregoing, Owner covenants and agrees, for the benefit of PRG, as follows:

(a) So long as PRG shall not be in default hereunder, PRG shall be entitled to operate the Hotel for the Term, and Owner shall, at no expense to PRG, undertake and prosecute all appropriate actions, judicial or otherwise, to protect the title of Owner in the Hotel so as to enable PRG to operate the Hotel in accordance with the provisions of this Agreement on an uninterrupted basis.

(b) Keep and maintain, or cause to be kept and maintained, any leases covering real or personal property or other agreements necessary to the ownership or control of the Hotel, or any part thereof, in full force and effect and free from default, and, in this connection, Owner shall pay and discharge, or cause to be paid and discharged, any ground rents or other rental payments or other charges payable by Owner in respect of the ownership of the Hotel.

(c) Maintain, or cause to be maintained, in good standing and free from default any and all mortgages affecting the Hotel.

(d) Observe, or cause to be observed, and comply with, or cause to be complied with, any and all liens, encumbrances, covenants, charges, burdens or restrictions pertaining to the Hotel or any part thereof.

(e) Grant no rights or interests in the Hotel, or any part thereof or interest therein, which could adversely affect the ability of PRG to operate and manage the Hotel as herein contemplated.

ARTICLE VIII

Insurance

8.1	Insurance to be Maintained by Owner.

Owner shall procure and maintain the following insurance with respect to the Hotel throughout the Term, issued by financially responsible insurance companies selected by Owner and duly licensed and authorized to do business in the jurisdiction in which the Hotel shall be located:

(a) Business interruption insurance utilizing an “All Risk” or comparable coverage including flood and earthquake in an amount necessary to provide for not less than one (1) year’s loss of an amount equal to the preceding Fiscal Year’s Gross Receipts less Hotel operating expenses (excluding Management Fees and amounts required to be deposited to the Reserve Fund) for interruptions caused by any covered occurrences which coverage may be maintained by Owner either in separate policies of insurance or as part of Owner’s property, and boiler and machinery coverage;

(b) Comprehensive public liability insurance against claims for bodily injury, death or property damage, including insurance on vehicles operated in conjunction with the operation of the Hotel (whether owned, rented or leased), innkeeper’s legal liability, safe deposit legal liability, sprinkler leakage legal liability, water damage legal liability, fire damage legal liability, garage liability and garage keeper’s liability, personal injury liability, advertising liability, contractual liability, liquor liability, completed operations liability and product liability; and

(c) Such other insurance in amounts as Owner considers advisable for protection against claims, liabilities and losses arising out of or in connection with the operation of the Hotel.

(d) Worker’s compensation insurance in the name of Owner covering all of Owner’s employees at the Hotel, to include employer’s liability, in the amount of Five Hundred Thousand Dollars ($500,000), but in no event less than the statutory amount as required under applicable provisions of law; and

(e) Comprehensive crime insurance in the name of Owner including (i) employee dishonesty coverage, covering Owner’s employees in job classifications normally bonded in other hotels or as otherwise required by law, (ii) loss inside the premises coverage, (iii) loss outside the premises coverage, (iv) money orders and counterfeit paper currency coverage, and (v) depositor’s forgery coverage, covering computer fraud.

Any insurance obtained by Owner, both insurance described above or any other policies or coverages in addition thereto maintained by Owner, shall provide that its coverage shall be primary to any similar insurance maintained by PRG.

8.2	Coverage.

All insurance coverage maintained by Owner shall be in amounts, and with coverages, reasonably satisfactory to PRG, and all insurance maintained by PRG shall, subject to other applicable provisions hereof, be in amounts, and with coverages reasonably satisfactory to Owner, but in all events consistent with amounts and coverages in effect from time to time at other PRG managed hotels. Owner and PRG, by notice to the other party, shall have the right to increase or, with the prior approval of the other party, reduce, the minimum amounts of insurance to be maintained pursuant to this Article VIII.

8.3	Policies and Endorsements.

Where permitted, all insurance provided under this Article IX shall name PRG, Owner, each member or partner of Owner, and each Lender as additional insureds as their interests may appear. Specifically, without limitation, any policies providing for business interruption insurance shall name PRG as additional insured with respect to its Management Fees. If either PRG or Owner shall ever retain contractors to perform work at or with respect to the Hotel under contracts requiring the contractor to provide insurance coverage for the benefit of the contracting party, all such insurance shall name both PRG and Owner as additional insureds, and any contractor indemnification provisions in any such contracts shall be provided for the benefit of both PRG and Owner. The party procuring such insurance shall deliver to the other party original policies or copies thereof certified as true and accurate by an officer of the party procuring the same, including existing, additional and renewal policies, and, in the case of insurance about to expire, shall deliver evidence of renewal in binder form with respect to renewal policies not later than thirty (30) days prior to the respective date of expiration, and thereafter shall deliver policies or copies thereof as soon as the same are reasonably available. To the extent reasonably obtainable, all policies of insurance required to be obtained under this Article VIII shall have attached thereto an endorsement that such policy shall not be cancelled or materially changed without at least sixty (60) days’ prior written notice to Owner, PRG, the Lenders or any additional insureds. Any insurance procured by Owner, or any third party contractor, which names PRG as an additional insured shall be endorsed to provide that its coverage shall be primary to any other valid and collectible insurance available to PRG.

8.4	Waiver of Subrogation.

Whether Owner or PRG shall provide the insurance required by this Article VIII, any such policies, together with any additional policies or coverages (such as, for example, property insurance and machinery and boiler insurance) will provide that the insurer’s right of subrogation shall be waived in favor of the party not providing the insurance, and, in the case of property and boiler and machinery coverage, in favor of PRG.

8.5	Insurance Claims.

PRG shall, on behalf of Owner, promptly investigate all accidents made known to PRG, report the same promptly to the relevant insurance carrier, upon request from time to time by Owner, make a full report to Owner as to all material claims for damages relating to the ownership, operation and maintenance of the Hotel, as such claims become known to PRG, and as to any damage or destruction to the Hotel and the estimated cost thereof, as such matters become known to PRG, and prepare any and all reports and furnish any and all information required by any insurance company in connection therewith to the extent such information is within the control of PRG.

ARTICLE IX

Damage and Condemnation

9.1	Damage to or Destruction of the Hotel.

If the Hotel or any material portion thereof shall be damaged or destroyed at any time during the Term by fire, casualty or any other cause to an extent which would interfere with the income producing capacity of the Hotel, Owner shall, with due diligence, repair, rebuild or replace the same substantially to its condition prior to such damage or destruction; provided, however, the obligations of Owner hereunder are subject to receipt of adequate insurance proceeds available to Owner sufficient therefor and receipt of the consent of any Lender for such repair or rebuilding, and the application of insurance proceeds to such purpose. If sufficient proceeds of insurance are available for such purposes and the Lenders have so consented, and if Owner fails to undertake such work within one hundred eighty (180) days after the fire or other casualty (or such later date on which such insurance proceeds shall have been received), or shall fail to complete such work diligently, within the time period agreed to therefor between Owner and PRG, PRG may, at its option, terminate this Agreement immediately upon delivery of written notice to Owner to that effect without, however, any liability to Owner for damages by reason of any such termination.

Notwithstanding the foregoing, if:

(i) the Hotel is damaged or destroyed to such an extent that the cost of repairs or restoration as reasonably estimated by Owner exceeds thirty percent (30%) of the full replacement cost (excluding land, excavations, footings and foundations) of the Hotel; or

(ii) the Hotel is damaged or destroyed to such an extent that the estimated time for repair or restoration thereof, in the reasonable opinion of Owner, shall exceed eighteen (18) months from the commencement of such repair or restoration; or

(iii) the damage or destruction shall occur at any time within the last three (3) years of the then applicable Term (unless PRG shall have any remaining Renewal Options, in which event this provision shall apply only to an occurrence in the last three (3) years of the last Renewal Term, or during the last year of the Initial Term or the then applicable Renewal Term if PRG has failed theretofore to have exercised its Renewal Option);

and if in connection with any of the foregoing, Owner elects not to rebuild or restore the Hotel, then Owner shall be entitled to elect by notice in writing to PRG given at any time within one hundred eighty (180) days after the occurrence of such damage or destruction to terminate this Agreement without liability to PRG or Owner by reason of such termination; provided, however, if Owner shall seek to terminate this Agreement by reason of any of the foregoing provisions, and if Owner thereafter shall nevertheless proceed with repair or restoration or rebuilding of a hotel on the Site at any time within two (2) years following any such termination, PRG shall have the right (but not the obligation) exercisable at any time within ninety (90) days after PRG has actual knowledge of Owner’s intention to rebuild or restore the Hotel, to elect to manage and operate the rebuilt or restored Hotel in accordance with the provisions of this Agreement from the opening date of the rebuilt or restored Hotel and for the unexpired Term (including available Renewal Terms) remaining as of the date of Owner’s termination hereof.

9.2	Condemnation.

(a) If the whole of the Hotel, or such portion thereof as shall, in the reasonable opinion of Owner, render the remaining portion of the Hotel unsuitable for use as a hotel meeting the Operating Standard, shall be taken or condemned in any eminent domain, condemnation, compulsory acquisition, expropriation or like proceeding (including conveyances or transfers in lieu thereof) by any competent authority for any public or quasi-public use or purpose, Owner or PRG may terminate this Agreement upon ninety (90) days’ notice to the other party. PRG shall not be entitled to participate in any award or compensation received for such taking or condemnation, but nothing herein shall preclude PRG from seeking an award or compensation from the condemning authority wholly apart from any award or compensation sought by Owner in respect of such taking or condemnation for its loss of business or profits provided no such award to PRG shall have the effect of reducing amounts to which Owner would otherwise be entitled.

(b) If, however, the portion of the Hotel remaining after any taking or condemnation described above is, in the reasonable opinion of both Owner and PRG suitable for use as a hotel meeting the Operating Standard, this Agreement shall not terminate, but

Owner shall make available out of the award to Owner so much thereof as shall be reasonably necessary to repair any damage to the Hotel, or any part thereof, so as to render the Hotel a complete and satisfactory architectural and operational unit meeting the Operating Standard. Subject to the interests of the Lenders, Owner shall retain the balance of the award, after deduction of the sum necessary for repair or restoration. If Lenders do not make available the proceeds of the award to Owner for repairs and restoration, then Owner shall, not later than one hundred eighty (180) days after the date of such taking, be entitled to terminate this Agreement upon ninety (90) days’ written notice to PRG.

(c) If there is a taking or condemnation of all or part of the Hotel for temporary use not in excess of two (2) years, this Agreement shall remain in full force and effect. Owner shall commence restoration, repairs and alterations promptly after the termination or the taking or condemnation for temporary use and shall complete the same with diligence. An awards or other proceeds on account of the taking shall be the property of Owner. This Agreement shall then continue in effect for the balance of the Term (including Renewal Terms) remaining after the date of such taking.

ARTICLE X

Assignment

10.1	Assignment by PRG.

Except as herein expressly provided, PRG shall not sell, assign, hypothecate, transfer or otherwise dispose of, in whole or in part, any of its rights or interests hereunder (but may, without Owner’s consent, assign or grant security interests in or to its right to receive Management Fees hereunder as security for any monetary obligations of PRG). It is understood and agreed that any consent granted by Owner to any such transfer or assignment shall not be deemed a waiver of the covenant against assignment or transfer herein contained, nor shall it create any obligation on the part of Owner to grant further consents. Notwithstanding the foregoing, PRG may, without the consent of Owner, transfer or assign its rights under this Agreement in whole, but not in part, to any then Affiliate of PRG, or to any entity which may become an Affiliate as a result of a related and substantially concurrent transaction, or to any successor or assign of PRG which may result from any merger, consolidation or reorganization, or to a corporation or other entity which shall acquire all or substantially all of the business and assets of PRG, subject, in each such case, to compliance by PRG with each of the following terms and conditions:

(a) The transferee, whether an Affiliate or a third party, shall, no later than the effective date of the proposed transfer, have the full right, power and authority to enter into this Agreement and to fulfill the obligations of PRG hereunder.

(b) The transferee shall have executed a written instrument, an executed copy of which shall be delivered to Owner not later than twenty (20) days following the effective date of any such transfer, expressly assuming and agreeing to pay, perform and discharge all of the liabilities and obligations of PRG hereunder, including, without limitation, any such liabilities or obligations arising or accruing prior to, on or after the effective date of any such transfer.

After any such transfer or assignment, upon request of Owner, PRG shall furnish to Owner such written instruments, documents or certificates as Owner may reasonably request in order to verify or document the satisfaction by PRG of each of the conditions set forth above.

It is understood and agreed that any disposition by PRG of its controlling interest in any Affiliate to which it has previously assigned this Agreement, shall be deemed a transfer requiring the prior written consent of Owner as herein required unless all conditions hereinabove set forth to such transfer shall have been complied with and satisfied in connection with such disposition (other than an express assumption agreement).

10.2	Assignment by Owner.

In addition to any permitted collateral assignments to Lenders, Owner shall have the right to assign its rights and interests in this Agreement to any person or entity in connection with a sale or transfer of the Hotel (including, without limitation, any lease of the Hotel substantially as an entirety), without the prior written consent of PRG; provided, however, Owner shall not sell, assign or transfer the Hotel, or interest therein, to any person or entity (i) who has a generally unfavorable business reputation as to honesty and compliance with criminal laws; or (ii) who refuses to execute the assumption document referred to in the next succeeding sentence. Upon any such assignment hereof, Owner shall be relieved of its duties, obligations and liabilities hereunder arising after such assignment so long as the assignee thereof shall expressly assume in writing all such duties, obligations and liabilities (including, without limitation, those arising or relating to events occurring prior to any such assignment) and shall agree to be bound by this Agreement as evidenced by a written instrument executed by such assignee in favor of PRG in form and substance reasonably satisfactory to PRG.

ARTICLE XI

Default

11.1	PRG Defaults.

The occurrence of any one or more of the following events which continues for more than the period of grace (if any) provided below, shall constitute an “Event of Default” by PRG hereunder, and PRG shall be deemed a “Defaulting Party” with respect thereto and in “Default” hereunder:

(a) If PRG shall fail to keep, observe or perform any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by PRG, and such default shall continue for a period of thirty (30) days after notice thereof by Owner to PRG.

(b) If PRG shall apply for or consent to the appointment of a receiver, trustee or liquidator for PRG, or for all or a substantial part of its assets, file a voluntary petition in bankruptcy, or admit in writing its inability to pay its debts as they come due, make a general assignment for the benefit of creditors, file a petition or answer seeking reorganization or arrangement with creditors or liquidators or to take advantage of any insolvency proceeding, or if any order, judgment or decree shall be entered by any court of competent jurisdiction on the application of a creditor adjudicating PRG a bankrupt or insolvent or approving a petition seeking reorganization or liquidation of PRG or appointing a receiver, trustee or liquidator for PRG or for all or a substantial portion of its assets, and such judgment, order or decree shall continue unstayed and in effect for any period of ninety (90) consecutive days.

(c) If any required licenses for the sale of alcoholic beverages are at any time suspended, terminated or revoked by reason of the unlicensability of PRG (as opposed to any general legislation or governmental act prohibiting the sale of alcoholic beverages in general or by the class of businesses of which the Hotel is a part) and such suspension, termination or revocation shall continue for a period of sixty (60) consecutive days.

11.2	Owner Defaults.

The occurrence of any one or more of the following events which continues for more than the period of grace (if any) provided below, shall constitute an “Event of Default” by Owner hereunder, and Owner shall be deemed a “Defaulting Party” with respect thereto and in “Default” hereunder:

(a) If Owner shall fail to provide funds to be deposited in the Operating Accounts in accordance with the provisions of Section 7.2, and such failure shall continue for a period twenty (20) days following written notice from PRG that such funds are required and have not been provided within the time period herein set forth; or

(b) If Owner shall fail to keep, observe or perform any other material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Owner, and such default shall continue for a period of thirty (30) days after notice thereof by PRG to Owner; or

(c) Any required licenses for the sale of alcoholic beverages are at any time suspended, terminated or revoked by reason of the unlicensability of Owner (as opposed to any general legislation or governmental act prohibiting the sale of alcoholic beverages in general or by the class of businesses of which the Hotel is a part) and such suspension, termination or revocation shall continue for a period of sixty (60) consecutive days.

11.3	Curing Defaults.

Any Event of Default by PRG or Owner under the provisions of this Article XI which is susceptible of being cured shall be deemed cured if the nature of such default will not permit it to be cured within the grace period allotted, provided that such party shall have commenced to cure such default within such grace period and shall thereafter proceed with reasonable diligence to cure the same. In no event shall additional time to cure apply in cases where the Event of Default in question may be cured on a timely basis by the payment of money.

11.4	Remedies.

In the event of the occurrence of an Event of Default by either party, the “Non-Defaulting Party” (that is, the party not in Default hereunder with respect to the event in question) shall have and may exercise against the Defaulting Party such rights and remedies as may be available to said Non-Defaulting Party at law or in equity; provided, however, neither party shall have the right to terminate this Agreement by reason of the occurrence of an Event of Default hereunder unless (x) the Event of Default in question

(i) shall be material in amount or in its adverse affect on the Hotel; and (ii) represents intentional misconduct, reckless behavior or repeated Events of Default of a similar nature by the Defaulting Party, or (y) remedies at law are inadequate to redress such Event of Default; or (z) termination is provided for under any of the express provisions of this Agreement. Whenever termination is an available remedy, the same may be exercised by irrevocable and unconditional written notice to the Defaulting Party and this Agreement shall terminate on the date set forth in such notice, which date shall in no event be sooner than ten (10) days nor later than thirty (30) days, after the delivery thereof. The right of termination set forth in the preceding sentence, if available, shall be in addition to, and not in lieu of, any other rights or remedies provided hereunder or at law or in equity by reason of the occurrence of any such Event of Default, it being understood and agreed that the exercise of the remedy of termination shall not constitute an election of remedies and shall be without prejudice to any such other rights or remedies otherwise available to the Non-Defaulting Party.

ARTICLE XII

Notices

All notices or other communications hereunder shall be in writing and shall be deemed duly delivered (i) upon personal delivery thereof to the other party; (ii) upon electronic facsimile transmission to the other party, at its telecopy number as set forth below, provided such delivery is followed by an original of the notice delivered to the other party by overnight delivery or United States postal service delivery and provided the facsimile copy sent by the sender provides an automatic notation confirming the delivery thereof; (iii) on the next business day following delivery by the sender to a recognized and reliable air freight delivery service; or (iv) three (3) business days following deposit in the United States mails. Selection of the method of delivery shall be at the election and risk of the party sending the notice. All notices delivered hereunder shall be pre-paid by the sending party and shall be addressed to the parties as follows:

If to Owner:	HDG Associates
200 West Madison Street, 39th Floor
Chicago, Illinois 60606

Telecopy No.: 312-750-8581

If to PRG:	200 West Madison Street
37th Floor
Chicago, Illinois 60606

Attention: John Kevin Poorman

Telecopy No.: 312-750-8597

Either party hereto shall have the right to change its address for notice or its telecopy number by delivery in the manner hereinabove provided of an appropriate written notice to the other party setting forth the new address or the new telecopy number, or both.

ARTICLE XIII

General

13.1	Third Party Beneficiaries.

Except for those provisions herein which are for the express benefit of Lenders, none of the obligations hereunder of either party shall run to or be enforceable by any party other than the parties to this Agreement and their respective successors and assigns in accordance with the provisions of this Agreement.

13.2	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which when taken together shall constitute a single instrument.

13.3	Entire Agreement.

This Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and writings between the parties.

13.4	Amendments.

This Agreement may be changed or modified only by an agreement in writing signed by the parties hereto, and no oral understandings shall be binding as between the parties.

13.5	Brokers.

Owner and PRG each warrants and represents to the other that no broker or finder was retained by such party to render services in connection with any of the transactions contemplated hereby, and that no fees are due to any third party with respect hereto.

13.6	Successors and Assigns.

Subject to the express provisions of Article X above, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns, it being understood that PRG may, without the consent of Owner, delegate and/or subcontract all or any part of PRG’s obligations hereunder to a related or unrelated third party pursuant to a submanagement or similar arrangement

13.7	Headings.

The Article and Section headings contained herein are for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

13.8	Governing Law.

This Agreement is made pursuant to and shall be construed and interpreted in accordance with, the laws of Illinois.

13.9	Interest on Overdue Sums.

If either party shall fail to pay, when due, any sum payable to the other party hereunder, then the Defaulting Party shall, without notice to or demand upon it, be liable to the other party for the payment of such sum together with interest thereon at the rate of (i) “Prime” plus 1% per annum or (ii) the maximum rate of interest allowed by law, whichever shall be less, from the date when such sum shall become due to the date of actual payment. For the purposes hereof, “Prime” shall mean the rate per annum published from time to time in the Wall Street Journal as the prevailing prime rate of interest.

13.10	Approvals.

If a party shall desire the approval of the other party hereto to any matter, such party may give notice to such other party that it requests such approval, specifying in reasonable detail the matter as to which such approval is requested. If such other party shall not disapprove such matter in writing within twenty (20) days after receipt of such notice, such other party shall be deemed to have approved the matter referred to in such notice.

13.11	Agency and Agency Waivers.

The relationship between the parties hereto shall be that of principal, in the case of Owner, and agent, in the case of PRG. Nothing herein contained shall be deemed or construed to render the parties hereto partners, joint venturers, landlord/tenant or any relationship other than that of principal and agent. To the extent there is any inconsistency between the common law fiduciary duties and responsibilities of principals and agents, and the provisions of this Agreement, the provisions of this Agreement shall prevail, it being the intention of the parties that this Agreement shall be deemed a waiver by Owner of any fiduciary duties owed by an agent to its principal, and a waiver by PRG of any obligations of a principal to its agent, to the extent the same are inconsistent with, or would have the effect of modifying, limiting or restricting, the express provisions of this Agreement, the intention of the parties being that this Agreement shall be interpreted in accordance with general principles of contract interpretation without regard to the common law of agency except as expressly incorporated in the provisions of this Agreement. In no event shall PRG be deemed in breach of its duties hereunder solely by reason of (i) the failure of the financial performance of the Hotel to meet Owner expectations or income projections or other matters included in the Annual Plan, (ii) the acts of Hotel employees, (iii) the institution of litigation or the entry of judgments against Owner or the Hotel with respect to Hotel operations, or (iv) any other acts or omissions not otherwise constituting a breach of this Agreement, it being the intention and agreement of the parties that PRG’s sole obligation hereunder shall be to act in conformity with the standard of skill, care and diligence referred to in Section 2.1, in conformity with the Operating Standard, and otherwise in conformity with the express terms and provisions of this Agreement.

13.12	Survival and Continuation.

Notwithstanding the termination of the Term or PRG’s management of the Hotel in accordance with this Agreement, all terms, provisions and obligations of either party contained herein which, in order to give them effect and accomplish their intent and purpose, need to survive such termination shall survive and continue until they have been fully satisfied or performed.

13.13	PRG Approvals.

Owner and PRG agree that in each instance in this Agreement, the Pre-Opening Agreement or elsewhere where PRG is required to approve plans, specifications, budgets and/or financing, no such approval shall imply or be deemed to constitute an opinion by PRG, nor impose upon PRG any responsibility for the design or construction of Building elements, including but not limited to structural integrity, life/safety requirements, adequacy of budgets and/or financing or the compliance with environmental laws.

All reviews and approvals by PRG under the terms of the Management Agreement are for the sole and exclusive benefit of PRG and no other person or party shall have the right to rely on any such reviews or approvals by PRG. PRG shall have the absolute right, in its sole discretion, to waive any such reviews or approvals as a condition to its performance under the Management Agreement.

13.14	Confidentiality.

All information regarding the Hotel not otherwise in the public domain by publication or otherwise shall be received and maintained by PRG in a confidential manner and shall not be disclosed to any third party without the prior written consent of Owner. Owner agrees that it will hold confidential all information relating to PRG and its operating procedures and policies. Further, Owner agrees that it will not, without the prior written consent of PRG, disclose any of the terms or provisions of this Agreement, except pursuant to court order or to potential Lenders or equity investors with whom Owner is engaged in serious negotiations, or to Owner’s lawyers, accountants or other similar consultants or professionals on an “as needed” basis. The foregoing obligations shall survive the termination of the Term of this Agreement by expiration or otherwise. Notwithstanding the foregoing, nothing contained herein shall be deemed to prohibit PRG from disclosing any such information to reputable statistical computation firms who agree not to disclose the identity of the Hotel with respect to such confidential information or to other persons when such disclosure is necessary in order to perform PRG’s obligations hereunder.

13.15	Irrevocability of Contract.

Owner and PRG each acknowledge that they are entering into this Agreement in reliance on the long term nature of the Management Agreement, and further acknowledge that the rights, duties, powers and authority of each of the parties hereto, are intended to be non-terminable throughout the Term, except in accordance with the express provisions of this Agreement or, where appropriate, as a remedy for the occurrence of any Event of Default. It is agreed that neither party will achieve the benefits intended to be achieved if either party has any continuing right or power to terminate this Agreement, or the agency hereby created, except in accordance with the express provisions of this Agreement. Accordingly, both Owner and PRG hereby, as a substantial inducement to the other to enter into this Agreement, as an inducement to PRG to invest the skill, time, expertise and customer relationships necessary to achieve the long term benefits herein contemplated, and as an inducement to Owner to ensure the full and unrestrained best efforts of PRG in the management and operation of the Hotel in accordance with the provisions of this Agreement, hereby irrevocably waive and relinquish any right, power or authority existing at law or in equity, including, without limitation, any such right, power or authority referred to in Robert E. Woolley v. Embassy Suites, Inc., 227 Cal. App. 3d 1520 (1990), Pacific Landmark Hotel, Ltd. v. Marriott Hotels, Inc. et al., 19 Cal. App. 4th 615 (1993) and their progeny, except in accordance with the express provisions of this Agreement. The parties further hereby acknowledge that any breach of the provisions of this Section 13.16, by either party will cause irreparable and permanent damage to the other party, not fully or substantially compensable by money damages.

13.16	Non-Recourse.

PRG shall look solely and only to the Hotel and revenues therefrom for the payment of any amount and the performance and observance of any representation, warranty, covenant, undertaking, obligation or provision to be paid, performed, discharged or observed by Owner under this Agreement. No partner, shareholder, employee or agent of Owner, nor any disclosed or undisclosed principal for whom Owner may be acting, nor any of their respective heirs, administrators, executors, personal representatives, successors or assigns, shall have any personal liability or other personal obligation for or with respect to any payment, performance or observance of any obligations, provisions, representations, warranties, covenants, indemnification or other undertakings to be paid, performed, discharged or observed by Owner under this Agreement, and, except as otherwise provided herein, PRG agrees not to seek or obtain any deficiency or money judgment against any of the foregoing parties.

13.17	No Representation Regarding Projections.

In entering into this Agreement, PRG and Owner acknowledge that neither Owner nor PRG has made any representation to the other regarding projected earnings, the probability of future success or any other similar matter respecting the Hotel and that PRG and Owner understand that no guarantee is made to the other as to any amount of income to be received by PRG or Owner or as to the future financial success of the Hotel.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Owner:

HDG ASSOCIATES, an Illinois general partnership

By:	HT-Santa Barbara Motel, Inc., its
general partner

By:	/s/ Harold S. Handelsman
Harold S. Handelsman Vice President and Secretary

PRG:

PRITZKER REALTY GROUP, L.P., an Illinois limited partnership

By:	PDA Corp., a Delaware corporation,
the general partner

By:	/s/ John Kevin Poorman
Its:	Executive Vice President